Exhibit 99.1

FOR IMMEDIATE RELEASE

July 27, 2005

Contacts:

David Neumann

Chief Financial Officer

Phone: (518) 782-7700 ext. 1161

dave_neumann@plugpower.com

Cynthia Mahoney White

Manager, Public Relations & Marketing

Phone: (518) 782-7700 ext. 1973

Mobile: (518) 527-1172

cynthia_mahoneywhite@plugpower.com

PLUG POWER REPORTS PROGRESS TOWARD 2005 PUBLIC CORPORATE

MILESTONES AND PROVIDES 2ND Q FINANCIAL UPDATE

LATHAM, N.Y. – July 27, 2005 — Plug Power Inc. (NASDAQ: PLUG), a leading provider of clean, reliable on-site energy, today reported current status against 2005 public corporate milestones and financial results for the quarter ended June 30, 2005.

“I am pleased with our progress to date, especially with the recently announced GenCore orders destined for a large domestic telecommunications company” said Roger Saillant, President and Chief Executive Officer. “Our management team remains confident in the Company’s ability to achieve our public milestones for the fifth consecutive year.”

Current status against 2005 public corporate milestones:

Triple the number of GenCore® orders received to at least 300:

Received 174 GenCore orders to date against the Company’s full year milestone of 300. Year-to-date orders include 116 systems from Tyco Electronics Power Systems, Inc. destined for a leading U.S.-based telecommunications provider — orders include an initial order for 63 systems, a follow-on order for 35 systems and a third order for 18 additional systems announced today. Additionally, 12 systems were sold to the Florida Department of Environmental Protection off the Florida state contract listing.

Begin field-testing the next-generation continuous-run product:

Entered into a contract with the Department of Defense to begin field-testing 10 5-kilowatt LPG-fueled prime power fuel cell systems in support of base operations and forward deployment efforts for the U.S. military. These systems are expected to be installed and operated at Robins Air Force Base in Georgia.

Reduce GenCore direct material cost by 25% from 2004 levels:

Reduced direct GenCore material cost by approximately 6.5% during the second quarter totaling a 16.5% reduction year-to-date. Reductions in the second quarter resulted from use of new suppliers, increased purchase volume and supplier negotiations.

Secure a contract with Honda for phase III of the Home Energy Station (HES) and proceed with development activities:

Completed the HES phase III and fundamental research and development contracts with Honda R&D during the first quarter of this year. Phase III development activities are well underway.

Financial results:

Total revenue for the second quarter ended June 30, 2005, was $3.7 million, consistent with the $3.7 million for the second quarter in 2004. Year-to-date total revenue was $6.9 million, compared to $7.0 million in the prior year. The Company continues to defer product and service revenue, a component of total revenue, at the time of sale and amortize that revenue over the period of the underlying service and other contractual obligations. Deferred revenue was $4.7 million at June 30, 2005, compared to $5.7 million at June 30, 2004.

Net loss for the quarter ended June 30, 2005, was $10.9 million, or $0.15 per share, compared to $11.3 million, or $0.15 per share, for the same period in 2004. Year-to-date net loss was $23.4 million, or $0.32 per share, compared to $23.3 million or $0.32 per share for the same period last year.

Net cash used in operating activities for the second quarter ended June 30, 2005, was $9.2 million, compared to $9.9 million in 2004. Year-to-date cash used in operating activities was $19.4 million compared to $18.5 million in the prior year (see attached financial highlights). The Company continues to expect net cash used in operating activities will be less than $40.0 million in 2005.

Plug Power has scheduled a conference call today at 10:00 AM (EDT) to review its second quarter 2005 results. Interested parties are invited to participate. To listen to the conference call, please call 617-614-3945 and enter the passcode PLUG (7584). The live webcast can be accessed by logging onto http://www.plugpower.com. A playback of the call will be available on the Web site for a period following the call. See the attached financial highlights for the second quarter 2005.

About Plug Power

Plug Power Inc. is an established leader in the deployment of clean, reliable, on-site energy products. More than 500 Plug Power fuel cell systems have been delivered to customers worldwide in commercial, public sector, telecommunications, utility and uninterruptible power supply markets. For more information about how to join Plug Power’s energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

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This press release may contain statements, which are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Plug Power’s future results of operations, Plug Power’s product development expectations or of Plug Power’s financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. You should not rely on forward-looking statements because Plug Power’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, Plug Power’s ability to develop commercially viable on-site energy products; the cost and timing of developing Plug Power’s on-site energy products; market acceptance of Plug Power’s on-site energy products; Plug Power’s reliance on its relationship with certain affiliates of General Electric (GEFCS); Plug Power’s ability to perform on its multi-generation product plan in a manner satisfactory to GEFCS; Plug Power’s ability to manufacture on-site energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power’s on-site energy products; the ability to raise and provide the necessary capital to develop, manufacture and market Plug Power’s on-site energy products; Plug Power’s ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power’s ability to protect its intellectual property; Plug Power’s ability to lower the cost of its on-site energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power’s on-site energy products; fluctuations in the trading price and volume of Plug Power’s common stock and other risks and uncertainties discussed under the heading “Factors Affecting Future Results” in Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2004, dated March 15, 2005, and filed with the Securities Exchange Commission on March 15, 2005, and the reports Plug Power files from time to time with the Securities and Exchange Commission. Plug Power does not intend to and undertakes no duty to update the information contained in this press release.

Plug Power Inc.

Financial Highlights

Balance Sheet Data:	June 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$17,439,334	$18,976,767
Restricted cash	365,000	365,000
Marketable securities	29,771,253	47,872,662
Accounts receivable	1,123,393	2,989,481
Inventory	5,313,191	3,527,140
Other current assets	1,263,871	1,230,713

Total current assets	55,276,042	74,961,763

Restricted cash	3,965,274	3,965,274
Property, plant and equipment, net	21,103,934	21,829,254
Intangible asset	—	687,500
Investment in affiliates	4,886,629	5,785,358
Goodwill	10,388,980	10,388,980
Other assets	330,477	379,361

Total assets	$95,951,336	$117,997,490

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,442,378	$2,339,143
Accrued expenses and other current liabilities	2,551,437	2,874,554
Deferred revenue	4,724,720	5,675,227

Total current liabilities	9,718,535	10,888,924

Long-term debt and other liabilities	5,024,509	4,995,740

Total liabilities	14,743,044	15,884,664

Stockholders’ equity	81,208,292	102,112,826

Total liabilities and stockholders’ equity	$95,951,336	$117,997,490

Statements of Operations Data:	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue
Product and service revenue	$1,473,669	$1,508,040	$2,530,039	$2,859,127
Research and development contract revenue	2,183,015	2,176,974	4,347,332	4,111,492

Total revenue	3,656,684	3,685,014	6,877,371	6,970,619

Cost of revenue and expenses
Cost of product and service revenue	975,316	1,753,054	1,682,981	2,647,898
Cost of research and development contract revenue	3,255,333	3,065,020	6,169,792	5,654,906

Research and development expense:
Noncash stock-based compensation	377,080	521,138	749,354	995,321
Other research and development	7,364,196	7,338,143	16,813,184	16,595,345
General and administrative expense:
Noncash stock-based compensation	468,405	479,066	603,949	731,275
Other general and administrative	1,907,101	1,827,074	3,874,834	3,481,564

Operating loss	(10,690,747)	(11,298,481)	(23,016,723)	(23,135,690)

Interest income, net	251,584	433,015	492,862	783,954

Loss before equity in losses of affiliates	(10,439,163)	(10,865,466)	(22,523,861)	(22,351,736)

Equity in losses of affiliates	(448,274)	(433,523)	(898,729)	(899,341)

Net loss	$(10,887,437)	$(11,298,989)	$(23,422,590)	$(23,251,077)

Loss per share - basic and diluted	$(0.15)	$(0.15)	$(0.32)	$(0.32)

Weighted average number of shares outstanding	73,493,993	73,054,440	73,471,719	72,997,887

Statements of Cash Flows Data:	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net loss	$(10,887,437)	$(11,298,989)	$(23,422,590)	$(23,251,077)
Non - cash expense	2,196,931	3,472,409	5,141,110	7,209,886
Changes in assets and liabilities	(518,938)	(2,077,488)	(1,096,183)	(2,508,353)

Net cash used in operating activities	$9,209,444	$(9,904,068)	$(19,377,663)	$(18,549,544)

Proceeds from acquisition, net	—	—	—	—
Purchase of property, plant and equipment	(364,606)	(308,992)	(940,891)	(707,831)
Marketable securities	653,315	(9,198,431)	18,258,367	(29,464,761)

Net cash provided by (used in) investing activities	288,709	(9,507,423)	17,317,476	(30,172,592)

Proceeds from stock options and employee stock purchase plan	$357,370	$250,959	$555,996	$692,947
Other	16,828	(11,889)	(33,242)	(32,692)

Net cash provided by financing activities	$340,542	$239,070	$522,754	$660,255